Exhibit 4.4
FORM OF
CERTIFICATE OF DETERMINATION OF
POWERS, PREFERENCES AND RIGHTS
OF
6.5% SERIES A NON-CUMULATIVE
EXCHANGEABLE PREFERRED STOCK
OF
FREMONT INVESTMENT & LOAN
          The undersigned, [name] and [name], the [title] and [title], respectively, of FREMONT INVESTMENT & LOAN, a California industrial banking corporation (the “Corporation”), do hereby certify:
          FIRST: The Second Amended and Restated Articles of Incorporation of the Corporation authorize the issuance of [•] shares of preferred stock, par value $[•] per share (the “Preferred Stock”), issuable from time to time in one or more series, and authorize the Board of Directors of the Corporation to fix the number of shares constituting any such series, and to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, right and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference of any wholly unissued series of such Preferred Stock, and the number of shares constituting any such series.
          SECOND: The Board of Directors of the Corporation did duly adopt the resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and providing for the creation of a series of Preferred Stock to be known as “6.5% Series A Non-Cumulative Exchangeable Preferred Stock” consisting of [•] shares, none of the shares of such series having been issued.
          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
          IN WITNESS WHEREOF, the undersigned have executed this certificate this [•] day of [•], 2007.

Name:
Title:

Name:
Title:

EXHIBIT A
RESOLUTION OF THE BOARD OF DIRECTORS
OF FREMONT INVESTMENT & LOAN
ESTABLISHING
6.5% SERIES A NON-CUMULATIVE
EXCHANGEABLE PREFERRED STOCK
          RESOLVED that pursuant to the authority conferred upon the Board of Directors (the “Board of Directors”) of Fremont Investment & Loan (the “Corporation”) by Article [•] of the Articles of Incorporation, there is hereby established a series of the authorized Preferred Stock of the Corporation having a par value of $[•] per share, which series shall be designated “6.5% Series A Non-Cumulative Exchangeable Preferred Stock” (the “Series A Preferred Stock”), shall consist of [•] shares and shall have the following rights, preferences and privileges:
     Section 1. Designation and Rank. The Series A Preferred Stock shall be superior and prior in rank to all classes of common stock, par value $[•] per share (the “Common Stock”), of the Corporation, and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding other than the Series A Preferred Stock and any other class or series of equity securities of the Corporation that is expressly designated as ranking on a parity with (the “Parity Stock”) or senior to (the “Senior Stock”) the Series A Preferred Stock as to either or both of dividend rights and rights upon liquidation, winding up or dissolution of the Corporation. The Series A Preferred Stock shall be junior to all creditors of the Corporation.
     Section 2. Dividends.
     (a) The holders of the then outstanding shares of Series A Preferred Stock will be entitled to receive cash dividends at the annual rate of 6.5% (the “Applicable Rate”) of the Liquidation Preference per share of the Series A Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (“Dividend Payment Dates”) in respect of the immediately preceding calendar quarter (each a “Quarterly Dividend Period”), commencing on [•], 2007; provided that if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The cash dividends provided for in this Section 1(a) are hereinafter referred to as “Base Dividends.”
     (b) If Base Dividends at the Applicable Rate on the Series A Preferred Stock for two (2) consecutive Quarterly Dividend Periods remain unpaid through the 5th day following the Dividend Payment Date for the last of such consecutive Quarterly Dividend Periods, the holders of the Series A Preferred Stock will thereupon have the right to vote as a separate class to elect two special directors to the Board of Directors (less the number of directors which Investor is then entitled to elect pursuant to a Governance Provision, but in addition to the then authorized number of directors), and at each succeeding annual meeting of stockholders of the Corporation thereafter until such right is terminated as hereinafter provided. Thereafter, upon payment in full of all dividends for two (2) consecutive Quarterly Dividend Periods, the holders of Series A Preferred Stock will be divested of such voting rights (unless and until the Corporation shall thereafter again fail to so pay Base Dividends at the Applicable Rate on the Series A Preferred Stock for two (2) Quarterly Dividend Periods) and the term of such special directors will thereupon terminate.
     (c) No dividends or distributions shall be paid or declared or set aside during such fiscal year for payment or other distribution of assets upon the Common Stock or any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or as to distributions of assets upon Liquidation (“Junior Stock”) (other than in shares of, or warrants or rights to acquire, solely Junior Stock) unless, at the date of such dividend or distribution (the “Distribution Date”), all Base Dividends at the Applicable Rate on the Series A Preferred Stock have been or are contemporaneously declared in full and sums set aside in trust with a bank or trust company for the payment thereof for the shorter of the duration of the following periods: (i) the period from the date of issuance of the Series A Preferred Stock through the Distribution Date, and (ii) the period covering the immediately preceding eight Quarterly Dividend Periods and for the elapsed portion of the then-current Quarterly Dividend Period through the Distribution Date.
     (d) While any shares of Series A Preferred Stock remain outstanding, no shares of Common Stock or any other class or series of Junior Stock shall be redeemed, retired, purchased or otherwise acquired during such fiscal year for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any Subsidiary of the Corporation (except by conversion into or exchange solely for Junior Stock).
     (e) Without the unanimous approval of the entire Board of Directors, no dividends or distributions shall be paid on outstanding shares of Common Stock in an amount that, when added to all prior dividends and distributions paid on Common Stock during the then-current and immediately preceding Quarterly Dividend Periods, exceeds the product of nine (9) multiplied by the total amount of dividends and distributions paid by the Corporation on the Series A Preferred Stock in respect of the Quarterly Dividend Period immediately preceding the Distribution Date and the elapsed portion of the then-current Quarterly Dividend Period through the Distribution Date.
     (f) The amount of Base Dividends per share of Series A Preferred Stock for any full Quarterly Dividend Period shall be computed by multiplying the Applicable Rate by the Liquidation Preference per share and dividing the result by four. Base Dividends payable on the shares of Series A Preferred Stock for any period less than a full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.
     Section 3. Liquidation Preference.
     (a) In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred

Stock then outstanding shall be entitled to receive out of the available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $9.00 per share of Series A Preferred Stock (the “Liquidation Preference”) plus the amount of any declared but unpaid Base Dividends as of such date, calculated pursuant to Section 1. Such payment shall be made before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of Junior Stock. Following payment to the holders of the Series A Preferred Stock of the full preferential amounts described in the first sentence of this Section 2(a), the remaining assets (if any) of the Corporation available for distribution to stockholders of the Corporation shall be distributed, subject to the rights of the holders of shares of any other series of Preferred Stock ranking prior to the Common Stock as to distributions upon Liquidation, pro rata among the holders of the Common Stock and any other shares of capital stock of the Corporation ranking on a parity with the Common Stock as to distributions upon Liquidation. If upon any Liquidation, the assets available for payment of the Liquidation Preference plus the amount of any declared but unpaid Base Dividends are insufficient to permit the payment to the holders of the Series A Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata according to the number of then outstanding shares of Series A Preferred Stock held by each holder thereof.
     (b) Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to this Section 2 as a consequence of a Liquidation shall be valued at their Fair Market Value.
     Section 4. Redemption by Corporation.
     (a) At any time after the two-year anniversary of the Reset Date, if the Closing Price of FGC Common Stock is at least 130% of the Exchange Price for any period of 20 consecutive trading days, the Corporation may, upon thirty (30) days notice, redeem some or all of the then outstanding shares of Series A Preferred Stock for cash at a redemption price equal to the Liquidation Preference for such shares plus the amount of any declared but unpaid Base Dividends as of such date.
     (b) In order to exercise its right of optional redemption, the Corporation shall, not less than thirty (30) days prior to the redemption date, give to each holder of record of the Series A Preferred Stock, at such holder’s address as it shall appear upon the stock register of the Corporation on such date, notice by first class mail, postage prepaid. Each such notice of redemption shall be irrevocable and shall specify the date that is the redemption date, the redemption price, the identification of the shares to be redeemed, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series A Preferred Stock to be redeemed. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be selected by the Board of Directors pro rata or by lot or by any other method the Board of Directors considers fair and appropriate.

     (c) Notwithstanding anything in this Section 4 to the contrary, the holders of shares of Series A Preferred Stock called for redemption shall have the right to exchange such shares pursuant to Section 5 hereof until 5:00 p.m., New York City time, on the Business Day immediately preceding the redemption date. From and after the redemption date (unless the Corporation defaults in paying the redemption price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the rights to receive from the Corporation the redemption price) shall cease.
     (d) The Corporation shall not redeem, retire or repurchase any shares of its Common Stock prior to the exchange or redemption of the Series A Preferred Stock.
     Section 5. Voting Rights. Except as otherwise provided by applicable law, the holders of outstanding shares of the Series A Preferred Stock will not have any voting rights.
     Section 6. Certain Definitions. The following terms shall have the following respective meanings herein:
     “Articles of Incorporation” means the Second Amended and Restated Articles of Incorporation of the Corporation.
     “Base Dividends” has the meaning assigned to it in Section 2(a) hereof.
     “Board of Directors” means the Board of Directors of the Corporation.
     “Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.
     “Closing Price” means, for each trading day, the last reported sale price regular way on the principal national securities exchange on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not listed on a national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by FGC for that purpose.
     “Common Stock” has the meaning assigned to it in Section 1 hereof.
     “Corporation” has the meaning assigned to it in the introductory paragraph.
     “Distribution Date” has the meaning assigned to it in Section 2(c) hereof.
     “Exchange and Shareholder Rights Agreement” means the form of Exchange and Shareholder Rights Agreement by and among the Corporation, FGC and the Investor attached hereto as Annex A.

     “Exchange Price” has the meaning assigned to it in the Exchange and Shareholder Rights Agreement.
     “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arms-length transaction, as determined in good faith by the Board of Directors.
     “FGC” means Fremont General Corporation, a Nevada corporation.
     “FGC Common Stock” means the common stock, par value $1.00 per share, of FGC.
     “Governance Provision” means Sections 3(a)(1), 3(a)(2) and 3(a)(3) of any exchange and shareholder rights agreement with the Corporation, in substantially the form of the Exchange and Shareholder Rights Agreement, as may be amended from time to time (or any equivalent provisions therein).
     “Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.
     “Investment Agreement” means the Investment Agreement, dated as of May ___, 2007, by and among the Corporation, FGC and the Investor.
     “Investor” means Hunter’s Glen/Ford, Ltd., a Texas limited partnership, or any Affiliate thereof which has assumed its obligations under the Investment Agreement.
     “Junior Stock” has the meaning assigned to it in Section 2(b) hereof.
     “Liquidation” has the meaning assigned to it in Section 3(a) hereof.
     “Liquidation Preference” has the meaning assigned to it in Section 3(a) hereof.
     “Original Issue Date” means the date on which the Series A Preferred was issued by the Bank pursuant to the Investment Agreement.
     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.
     “Preferred Stock” means the preferred stock, par value $9.00 per share, authorized for issuance from time to time in one or more series by the Corporation pursuant to the Articles of Incorporation.
     “Series A Preferred Stock” has the meaning assigned to it in the introductory paragraph hereof.

     “Subsidiary” of any Person means any corporation, association, trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by such Person; or (ii) with respect to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.
     Section 7. Reissuance. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares redeemed, shall (upon compliance with any applicable provisions of the laws of the State of California) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.
     Section 8. Dividend Received Deduction.
     For federal income tax purposes, the Corporation shall report distributions on the Series A Preferred Stock as dividends, to the extent of the Corporation’s current and accumulated earnings and profits (as determined for federal income tax purposes).
     Section 9. Amendment.
     This Certificate of Determination may not be amended (whether by merger or otherwise) without the consent of the holders of a majority of the shares of Series A Preferred Stock.

ANNEX A
[EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT]